Exhibit 10.7

FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT, dated as of January 3, 2005, between Chesapeake Corporation, a Virginia corporation (the "Company"), and J.P. Causey Jr. (the "Executive").

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement (the "Agreement") dated September 13, 1999, amended on July 11, 2001, and amended and restated on April 22, 3003; and

WHEREAS, pursuant to the Agreement, the Agreement may be amended by mutual consent of the Company and the Executive; and

WHEREAS, the Company and the Executive desire to amend the Agreement;

NOW THEREFORE, the Agreement is hereby amended in the following respects:

Section 3 (a) is amended to read as follows:

(a) Pay the Executive as compensation for his services hereunder a cash amount on an annual base salary as last approved by the Executive Compensation Committee, which base salary shall be reviewed on an annual basis for possible increase in light of business conditions, competitive considerations, increases given to other employees of the Company and the Executive's performance, provided that such salary shall not be reduced below the salary in effect immediately prior to such review.

Except as provided above, the terms of the Agreement, dated April 22, 2003, shall remain in effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to Executive Employment Agreement to be duly executed on its behalf and the Executive has duly executed this First Amendment to Executive Employment Agreement, all as of the date first above written.

EXECUTIVE	CHESAPEAKE CORPORATION
_/s/ J.P. Causey Jr.______________________	_/s/ Andrew J. Kohut____________________
J.P. Causey Jr.	Andrew J. Kohut
President